Exhibit 3.3

EnSYSCE BIOSCIENCES, INC.

Certificate of Amendment

to

Certificate of designation

of

series B preferred stock

Ensysce Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

FIRST: On November 12, 2025, the Board of Directors of the Corporation duly approved resolutions designating as “Series B Preferred Stock” (the “Series B Preferred”) an aggregate of 1,500,000 of the shares of preferred stock that the Company is authorized to issue pursuant to its Third Amended and Restated Certificate of Incorporation, as amended (as amended the “Certificate of Incorporation”), all as set forth in the Certificate of Designation of Series B Preferred Stock of Ensysce Biosciences, Inc. filed with the Secretary of State of the State of Delaware on November 14, 2025 (the “Series B Certificate of Designation”).

SECOND: Pursuant to Sections 151, 228 and 242 of the DGCL, the Certificate of Incorporation and the Series B Certificate of Designation, on April 2, 2026, the Board of Directors of the Corporation adopted and approved the following resolution and on April 2, 2026 the sole holder of Series B Preferred consented to such resolution, with the effect of amending the Certificate of Designation as follows:

RESOLVED, that the definition of Stated Value in section 34 of the Series B Certificate of Designation is amended and restated in its entirety to read as follows:

““Stated Value” shall mean $1,200 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.”

*****

IN WITNESS WHEREOF, Ensysce Biosciences, Inc. has caused this Certificate of Amendment to Certificate of Designation of Series B Preferred Stock to be duly executed by the undersigned duly authorized officer as of this second day of April 2026.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Lynn Kirkpatrick
Lynn Kirkpatrick
Chief Executive Officer

[Signature Page to Certificate of Amendment to Certificate of Designation]